FOR IMMEDIATE RELEASE: November 3, 2006

FOR FURTHER INFORMATION CONTACT:
Cynthia A. Mahl
Senior Vice President and Chief Financial Officer
(330) 764-3131

WESTERN RESERVE BANCORP, INC. (WRBO)
Announces Earnings for the Nine Months and Quarter Ended September 30, 2006

Medina, Ohio—November 3, 2006—Western Reserve Bancorp, Inc. (OTC Pink Sheets: WRBO), the parent holding company of Western Reserve Bank, with locations in Medina and Brecksville, Ohio, today announced that for the nine months ended September 30, 2006, it had net income of $940,000, or $1.58 per diluted share, an increase of 33.4% over the $705,000, or $1.20 per diluted share in the same period of 2005. (All share and per share amounts have been adjusted for a five-for-four stock split in September 2006.)

Net interest income was $4,194,000 year-to-date in 2006, up $557,000 or 15.3% from $3,637,000 in the same period in the prior year. The Company’s net interest margin was 4.37% year-to-date in 2006, compared to 4.17% in the same period of 2005.

For the quarter ended September 30, 2006, Western Reserve had net income of $353,000, or $0.59 per diluted share, as compared with net income of $228,000, or $0.39 per diluted share for the same quarter in the prior year. For the third quarter, net interest income was $1,440,000, up 10.9% from the $1,299,000 in the third quarter of 2005. The net interest margin was 4.34% in the third quarter of 2006, compared to 4.28% in the same quarter of 2005

Comparisons are impacted by changes in the provision for loan losses. Year to date in 2006, the Company recorded a benefit to the provision of $112,000 (mainly due to recoveries totaling $225,000 on two loans that had been charged off in 2004). In the same period in 2005 it recorded an expense of $11,000 (which was positively impacted by the reversal of a specific provision of $150,000 that had been recorded in a prior year). For the third quarter, the Company had a benefit of $51,000 in the provision (primarily due to a reevaluation of its impaired loans). This is in contrast with provision expense of $67,000 in the third quarter of the prior year (attributable to a specific provision of $62,000 on a loan that was determined to be impaired).

Total assets increased to $139,551,000 at September 30, 2006, compared with $127,784,000 at December 31, 2005. This represents an increase of $11,767,000, or 9.2%. Loans increased $2,151,000, or 1.9% in the first nine months of 2006, to $113,340,000. During the same period, deposits increased $10,798,000, or 9.6%, to $123,085,000. Shareholders’ equity was $12,590,000, compared with $11,598,000 at year-end 2005. The Company’s book value per share at September 30 was $22.01, up from $20.29 at December 31.

Western Reserve Bank is a state-chartered commercial bank that was founded in 1998 by community leaders in Medina, Ohio, who saw the need for a locally-based community bank. Western Reserve Bancorp, Inc.’s stock is held by approximately 525 shareholders of record.

Certain statements contained in this release that are not historical facts are forward looking statements subject to certain risks and uncertainties. The Company’s actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, the interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.

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